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  OMNISKY IMPLEMENTS ADDITIONAL COST-SAVINGS MEASURES AND ENGAGES BEAR STEARNS
                        TO PURSUE STRATEGIC ALTERNATIVES

SAN FRANCISCO, CA, October 3, 2001 -- OmniSky Corporation (Nasdaq: OMNY), a leading provider of award-winning wireless applications and services, today announced that it has retained Bear, Stearns & Co. Inc. as its financial advisor to assist the company in identifying and evaluating various strategic alternatives.

As part of its ongoing cost reduction efforts, the company also announced that it has reduced its global workforce by an additional 100 people. "We continue to operate in a very difficult economic environment and have taken these additional steps to further conserve cash and to ensure that we have the resources necessary to execute and deliver on our customer commitments," said Patrick McVeigh, OmniSky's Chairman and Chief Executive Officer. "With these measures and recently negotiated reductions in our lease commitments, we anticipate a reduction in our annual operating expenses of about $20 million. To help us evaluate ways to preserve and enhance the value of our assets for our economic stakeholders, we have also retained Bear Stearns to act as our financial adviser as we move forward."

ABOUT OMNISKY

OmniSky (www.omnisky.com) is a leading provider of wireless applications and services and offers its proprietary wireless applications and services, including Communications, Content Delivery, and Location-Based Services to telecommunications carriers, online service providers, hardware manufacturers and other third parties. OmniSky enables these companies to offer differentiated wireless data solutions on any mobile device, from WAP-compliant cell phones to PDAs and laptop computers, and on the most widely available wireless networks, such as CDPD, CDMA, GSM and GPRS.

OmniSky's award-winning service offers mobile professionals access to up to six e-mail accounts, including corporate e-mail via Microsoft Outlook as well as POP3 e-mail, the ability to search and surf the Internet, a broad range of optimized Web content, and the ability to securely conduct e-commerce transactions. OmniSky offers service for the Palm V and Palm Vx, Handspring Visor Platinum, Visor Prism and Visor Edge, HP Jornada 520/540 Series Pocket PCs, Compaq iPAQ Pocket PC and Casio E-125 Pocket PC, as well as a wireless access solution for the HP Pavilion Notebook PC. The OmniSky service can be purchased online or in over 2000 retail outlets across the U.S. Service coverage includes over 167 major metropolitan areas within the United States, encompassing over 172 million people.

SAFE HARBOR

The foregoing information contains forward-looking statements that are based on OmniSky's current expectations. These expectations are subject to risks, uncertainties and other factors that could cause OmniSky's actual results to differ materially from those referred to in these forward-looking statements. Factors that could cause OmniSky's actual results to differ include, but are not limited to, risks related to: market acceptance of an early stage service such as OmniSky's; delays in the development or introduction of new versions of OmniSky's service; technical
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difficulties with networks or operating systems on which OmniSky relies to deliver its service; changes in technologies that affect the wireless, Internet or handheld mobile device industries; the ability of an early stage company such as OmniSky to manage its growth; the protection of OmniSky's proprietary information; release of competitive products and services; and general economic downturns. These and other risks are more fully described in OmniSky's periodic reports and registration statements filed with the Securities and Exchange Commission and can be obtained online at the Commission's web site at http://www.sec.gov. Readers should consider the information contained in this release together with other publicly available information about OmniSky for a more informed overview of the company.

The OmniSky name and logo are trademarks of OmniSky Corporation. All other trademarks are the property of their respective owners.

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Contact:

Michael Schnabel
Director of Finance
(415) 764-3576
investors@omnisky.com